Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-197069 on Form S-8 of our reports dated April 22, 2016, relating to (1) the consolidated financial statements of Leju Holdings Limited and its subsidiaries (“the Group”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the basis of financial statement presentation), and (2) the effectiveness of the Group’s internal control financial reports appearing in this Annual Report on Form 20-F of the Group for the year ended December 31, 2015.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Shanghai, China
April 22, 2016